EXHIBIT 99.3

                   FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

                          METROPOLIS REALTY TRUST, INC.
                          INDEX TO FINANCIAL STATEMENTS

                                                                           Page

HISTORICAL FINANCIAL STATEMENTS

   Independent Auditors' Report..........................................   2

   Consolidated Balance Sheets as of December 31, 2001 and 2000..........   3

   Consolidated Statements of Income and Comprehensive Loss for the
   years ended December 31, 2001, 2000 and 1999..........................   4

   Consolidated Statements of Stockholders' Equity for years
   ended December 31, 2001, 2000, and 1999...............................   5


   Consolidated Statements of Cash Flows for years ended December 31,
   2001, 2000 and 1999...................................................    6


   Notes to Consolidated Financial Statements............................   7

                          INDEPENDENT AUDITORS' REPORT

To the Stockholders of Metropolis Realty Trust, Inc.

We have audited the accompanying consolidated balance sheets of Metropolis Realty Trust, Inc. and Subsidiaries as of December 31, 2001 and 2000 and the related consolidated statements of income and comprehensive loss, stockholders' equity and cash flows for each of the three years in the period ended December 31, 2001. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Metropolis Realty Trust, Inc. and Subsidiaries as of December 31, 2001 and 2000 and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2001 in conformity with accounting principles generally accepted in the United States of America.


Deloitte & Touche LLP
New York, New York
January 18, 2002

METROPOLIS REALTY TRUST, INC.
AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(in thousands, except share amounts)

ASSETS                                                                              December 31,
                                                                                  2001         2000
                                                                                  ----         ----
Rental property - net of accumulated depreciation of $48,077 and
  $37,601, respectively                                                        $ 358,709    $ 368,152
Cash and cash equivalents                                                         11,012       15,066
Escrow deposits and restricted cash                                                7,506        5,669
Tenant security deposits                                                             203          228
Due from tenants - net of doubtful accounts of  $0 and $2,745,
   respectively                                                                    2,138        4,874
Deferred financing costs - net of amortization of $8,830 and $4,515,
  respectively                                                                     4,101        8,401
Notes receivable                                                                     275          289
Deferred rent receivable                                                          50,119       48,828
Prepaid real estate taxes                                                          8,986        8,721
Deferred leasing costs, net of amortization of $4,132 and $2,627,
  respectively                                                                    17,016       16,451
Other assets                                                                         281          397
                                                                               ---------    ---------

TOTAL ASSETS                                                                   $ 460,346    $ 477,076
                                                                               =========    =========

LIABILITIES AND STOCKHOLDERS' EQUITY

Liabilities

  Mortgage loan                                                                $ 425,000    $ 425,000
  Accounts payable and accrued expenses                                            8,009        8,327
  Tenants security deposits, unearned revenue and credits due tenants              2,135        5,463
  Derivative investment                                                           17,897           --
                                                                               ---------    ---------

Total Liabilities                                                                453,041      438,790
                                                                               ---------    ---------

Subordinated Minority Interest                                                        --       14,409
                                                                               ---------    ---------

Stockholders' Equity
  Preferred Stock - $10 par value, 10,000,000 shares authorized, none issued or outstanding
  Common Stock - $10 par value, 50,000,000 shares authorized,
  (13,001,346 Class A shares outstanding as of December 31, 2001;
  8,059,586 Class A shares and 4,936,060 Class B shares
  outstanding as of December 31, 2000)                                           130,013      130,012
  Paid-in capital                                                                175,847      175,847
  Accumulated Other Comprehensive Loss                                           (17,897)          --
  Deficit                                                                       (280,658)    (281,982)
                                                                               ---------    ---------

  Total Stockholders' Equity                                                       7,305       23,877
                                                                               ---------    ---------

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                                     $ 460,346    $ 477,076
                                                                               =========    =========

See notes to consolidated financial statements.

METROPOLIS REALTY TRUST, INC.
AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE LOSS
(in thousands, except share amounts)

                                                           Years Ended December 31,
                                                       2001            2000            1999
                                                       ----            ----            ----
REVENUES:
  Base rental income                           $     86,165    $     85,129    $    114,983
  Lease termination income                               --              --          26,455
  Operating escalation income                         4,865           4,944          11,451
  Miscellaneous income                                2,936           5,245           4,669
                                               ------------    ------------    ------------
     Total revenues                                  93,966          95,318         157,558
                                               ------------    ------------    ------------

OPERATING EXPENSES:
  Real estate taxes                                  17,821          18,266          27,414
  Operating and maintenance                           5,518           5,173           6,756
  Utilities                                           9,450           8,186           6,991
  Payroll                                             3,480           3,091           4,323
  Management fees                                     1,820           1,770           2,198
  Professional fees                                     524             932           1,960
  General and administrative                            328             430             980
  Bad debt expense                                    1,301              --             585
  Depreciation and amortization                      11,981          11,680          16,245
                                               ------------    ------------    ------------
     Total operating expenses                        52,223          49,528          67,452
                                               ------------    ------------    ------------

OTHER ITEMS:
  Interest income                                       973           2,917           3,759
  Interest expense                                  (41,400)        (41,464)        (33,582)
  Write-off of note receivable                           --              --          (1,088)
  Write-off of deferred financing costs                  --              --          (2,307)
                                               ------------    ------------    ------------
     Total other items                              (40,427)        (38,547)        (33,218)
                                               ------------    ------------    ------------

GAIN ON SALE OF PROPERTY                                 --              --          50,445
                                               ------------    ------------    ------------

GAIN ON REPURCHASE OF MINORITY INTEREST              13,009              --              --
                                               ------------    ------------    ------------

NET INCOME                                           14,325           7,243         107,333

OTHER COMPREHENSIVE LOSS                            (17,897)             --              --
                                               ------------    ------------    ------------

COMPREHENSIVE (LOSS) INCOME                    $     (3,572)   $      7,243    $    107,333
                                               ============    ============    ============

NET INCOME PER COMMON SHARE:

  Net income                                   $       1.10    $        .56    $       8.27
                                               ------------    ------------    ------------
  Weighted average common shares outstanding     13,001,307      12,997,699      12,971,262
                                               ------------    ------------    ------------

NET INCOME PER COMMON SHARE
(assuming dilution):

  Net income                                   $       1.10    $        .56    $       8.26
                                               ------------    ------------    ------------
  Weighted average common shares
  outstanding (including 3,000 shares of
  common stock issuable upon the exercise
  of outstanding options as of December 31,
  2001, 2000, and 1999, respectively)            13,004,307      13,000,699      12,998,646
                                               ------------    ------------    ------------

See notes to consolidated financial statements.

METROPOLIS REALTY TRUST, INC.
AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
(in thousands)

                                                                        Retained        Total
                                           Common Stock    Paid-in      Earnings     Stockholders'
                                           at Par Value    Capital      (Deficit)       Equity
BALANCE, DECEMBER 31, 1998                    $129,706     $175,844     $  21,522      $ 327,072
Shares issued under Directors' Stock Plan          250           --            --            250
Net income                                          --           --       107,333        107,333
Dividends paid                                      --           --      (408,950)      (408,950)
                                              --------     --------     ---------      ---------
BALANCE, DECEMBER 31, 1999                     129,956      175,844      (280,095)        25,705
Shares issued under Directors' Stock Plan           56            3            --             59
Net income                                          --           --         7,243          7,243
Dividends paid                                      --           --        (9,130)        (9,130)
                                              --------     --------     ---------      ---------
BALANCE, DECEMBER 31, 2000                     130,012      175,847      (281,982)        23,877
Shares issued under Directors' Stock Plan            1           --            --              1
Net income                                          --           --        14,325         14,325
Other comprehensive loss                            --           --       (17,897)       (17,897)
Dividends paid                                      --           --       (13,001)       (13,001)
                                              --------     --------     ---------      ---------
BALANCE, DECEMBER 31, 2001                    $130,013     $175,847     ($298,555)     $   7,305
                                              ========     ========     =========      =========

See notes to consolidated financial statements.

METROPOLIS REALTY TRUST, INC.
AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

                                                                             Years Ended December 31,
                                                                        2001           2000           1999
                                                                        ----           ----           ----
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income                                                            $  14,325      $   7,243      $ 107,333
Adjustments to reconcile net income to net cash provided
by operating activities:
  Gain on sale of property                                                   --             --        (50,445)
  Gain on purchase of minority interest                                 (13,009)            --             --
  Write-off of deferred financing costs                                      --             --          2,307
  Depreciation and amortization                                          16,297         15,987         17,440
  Bad debt expense                                                        1,301             --            585
  Write-off of note receivable                                               --             --          1,088
  Change in:
     Increase in escrow deposits and restricted cash                     (1,836)        (2,490)        (2,516)
     Decrease/(increase) in due from tenants                              1,434         (2,427)         1,057
     Decrease/(increase)in tenant security deposits                          24             (2)           416
     (Increase)/decrease in prepaid expenses and other assets              (151)           149          5,345
     Decrease in real estate tax refunds                                     --          3,175          2,421
     Increase in deferred rent receivable                                (1,291)        (2,719)       (15,229)
     (Decrease)/increase in accounts payable and accrued expenses           (30)          (373)         3,619
     (Decrease)/increase in tenant security deposits,
     unearned revenue and credits due tenants                            (3,326)         4,000           (990)
                                                                      ---------      ---------      ---------
  Net cash provided by operating activities                              13,738         22,543         72,431
                                                                      ---------      ---------      ---------

CASH FLOW FROM INVESTING ACTIVITIES:
Proceeds from sale of property                                               --             --        344,259
Additions to building and equipment                                      (1,033)        (4,155)       (12,308)
Leasing costs                                                            (2,357)        (2,982)       (21,250)
Changes in notes receivable                                                  14           (289)         8,218
                                                                      ---------      ---------      ---------
  Net cash (used) provided in investing activities                       (3,376)        (7,426)       318,919
                                                                      ---------      ---------      ---------

CASH FLOW FROM FINANCING ACTIVITIES:
Purchase of minority interest                                            (1,400)            --             --
Proceeds from mortgage note payable                                          --             --        425,000
Financing costs                                                             (16)           (93)       (12,823)
Payments on secured notes                                                    --             --       (410,625)
Dividends paid                                                          (13,001)        (9,130)      (408,950)
Distribution to subordinated minority interests                              --             --           (446)
Issuance of shares of common stock                                            1             59            250
                                                                      ---------      ---------      ---------
  Net cash used in financing activities                                 (14,416)        (9,164)      (407,594)
                                                                      ---------      ---------      ---------

(DECREASE)/INCREASE IN CASH AND CASH EQUIVALENTS                         (4,054)         5,953        (16,244)

CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD                           15,066          9,113         25,357
                                                                      ---------      ---------      ---------

CASH AND CASH EQUIVALENTS, END OF PERIOD                              $  11,012      $  15,066      $   9,113
                                                                      =========      =========      =========

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
   Interest paid                                                      $  37,283      $  34,046      $  32,387
                                                                      =========      =========      =========
   Dividends declared                                                 $  13,001      $   9,100      $ 408,950
                                                                      =========      =========      =========

NON-CASH INVESTING AND FINANCING ACTIVITIES:
   Liabilities disposed of in connection with sale of property               --             --      $ 170,009
                                                                      ---------      ---------      =========

See notes to consolidated financial statements.

METROPOLIS REALTY TRUST, INC.
AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2001, 2000, AND 1999
(in thousands, except share amounts)

1. BACKGROUND, BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

      Organization - Metropolis Realty Trust, Inc., a Maryland corporation ("Metropolis" or the "Company"), was formed on May 13, 1996 to facilitate the consummation of the Second Amended Joint Plan of Reorganization of 237 Park Avenue Associates, L.L.C. ("237 LLC") and 1290 Associates, L.L.C. ("1290 LLC" and together with 237 LLC, the "Predecessors"), dated September 20, 1996 (the "Plan"). Pursuant to the Plan, on October 10, 1996, the date operations commenced ("Effective Date"), the Company acquired the interests of 237 LLC and 1290 LLC in the properties located at 237 Park Avenue (the "237 Property") and 1290 Avenue of the Americas (the "1290 Property," and together with the 237 Property, the "Properties").

      On November 22, 1999, the Company sold all of its interests in the 237 Property. Following such sale and as of December 31, 2000, the Company owned a 94.05% partnership interest, as limited partner, in 1290 Partners, L.P., a Delaware limited partnership (the "1290 Property Owning Partnership"). The 1290 Property Owning Partnership owns the 1290 Property. A wholly-owned subsidiary of the Company ("1290 GP Corp.") owns a 1% interest, as general partner, in the 1290 Property Owning Partnership. The remaining 4.95% interest in the 1290 Property Owning Partnership was owned by 237/1290 Upper Tier Associates, L.P., a Delaware limited partnership (the "Upper Tier LP"). On March 23, 2001, the Company acquired the limited partnership interest held by the Upper Tier LP for $1,400 in accordance with the Agreement of Limited Partnership of the 1290 Property Owning Partnership. Upon consummation of such transaction, as of December 31, 2001, the Company directly and indirectly owns 100% of the 1290 Property Owning Partnership.

      Basis of Presentation - The consolidated financial statements include Metropolis and each of the entities through which Metropolis indirectly owns the Properties. All significant intercompany accounts and transactions have been eliminated in consolidation. Actual results could differ from those estimates. Certain 2000 and 1999 amounts have been reclassified to conform with the 2001 presentation.

      Rental Property - Rental property is carried at cost, net of accumulated depreciation and amortization, and includes land, building, tenant improvements and building improvements. Land is carried at $63,500, as of December 31, 2001 and 2000. Building, tenant improvements and building improvements are carried at $343,286 and $342,253 as of December 31, 2001 and December 31, 2000, respectively. If a property is determined to be impaired, it must be written down to its estimated fair value. Fair value is defined as the amount for which the asset could be bought or sold in a current transaction, that is, other than a forced or liquidation sale. No impairment of the 1290 Property exists as of December 31, 2001 and 2000.

      Cash and Cash Equivalents - Cash and cash equivalents includes investments purchased with an original maturity of three months or less.

      Depreciation and Amortization - Building and building improvements are depreciated over their useful lives of 40 years using the straight-line method. Furniture and fixtures are depreciated over their useful lives, ranging from 5 to 7 years. Tenant improvements are amortized on a straight-line basis over the terms of the respective leases.

METROPOLIS REALTY TRUST, INC.
AND SUBSIDIARIES

      Deferred Charges - Deferred financing costs are amortized over the term of the related loan. Direct costs related to leasing are amortized over the related lease term.

      Rental Income - Rental income is recognized on a straight-line basis over the terms of the related leases. Differences between actual base amounts due from tenant leases and the straight-line basis are included in deferred rent receivable.

      Escrow Deposits and Restricted Cash - Escrow deposits and restricted cash for the years ended December 31, 2001 and 2000 includes reserves for tenant improvements, leasing commissions, insurance, real estate taxes and real estate tax refunds.

      Recent Pronouncement - Statement of Financial Accounting Standards ("SFAS") No. 133, Accounting for Derivative Instruments and Hedging Activities, was implemented by the Company on January 1, 2001. SFAS No. 133, as amended and interpreted, establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. All derivatives, whether designated as hedging relationships or not, are required to be recorded on the balance sheet at fair value. If the derivative is designated as a fair-value hedge, the changes in the fair value of the derivative and the hedged item are recognized in earnings. If the derivative is designated as a cash-flow hedge, the effective portion of changes in the fair value of the derivative is recorded in other comprehensive (loss) income and will be recognized in the income statement when the hedged item affects earnings. The ineffective portion of changes in the fair value of the derivative designated as a cash flow hedge is recognized in the income statement. SFAS No. 133 defines new requirements for designation and documentation of hedging relationships as well as ongoing effectiveness assessments in order to use hedge accounting. For a derivative that does not qualify as a hedge, changes in fair value are recognized in earnings.

      At January 1, 2001 the Company recorded approximately $6,900 in other comprehensive loss as a cumulative transition adjustment to record the 1290 Swap Agreement (See Note 4) at its estimated fair value as of that date.

      In August 2001, the FASB issued SFAS No. 144, Accounting for the Impairment or Disposal of Long Lived Assets (effective January 1, 2002). SFAS No. 144 supersedes existing accounting literature dealing with impairment and disposal of long-lived assets, including discontinued operations. It addresses financial accounting and reporting for the impairment of long-lived assets and for long-lived assets to be disposed of, and expands current reporting for discontinued operations to include disposals of a "component" of an entity that has been disposed of or is classified as held for sale. The Company is in the process of evaluating the financial statement impact of the adoption of this standard.

      Use of Estimates - The presentation of the financial statements requires estimates and assumptions that affect the reported amounts of assets and liabilities as of December 31, 2001 and 2000 and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

      Fair Value of Financial Instruments - The carrying amount of cash and cash equivalents, escrow deposits and restricted cash, tenant security deposits, accounts receivable and accounts payable are a reasonable estimate of their fair value due to their short-term nature. Management believes the fair market value of the mortgage loan payable approximates the carrying value at December 31, 2001 and 2000. The fair value estimates presented herein are based on pertinent information available to management as of December 31, 2001 and 2000.

METROPOLIS REALTY TRUST, INC.
AND SUBSIDIARIES

      Income Taxes - The Company qualifies as a REIT under the Internal Revenue Code, as amended, and will generally not be taxed at the corporate level on income it currently distributes to its stockholders so long as it, among other things, distributes at least 90% of its REIT taxable income.

2.    SALE OF PROPERTY

      On September 23, 1999, the Company entered into an Interest Purchase Agreement with 237 Park Investors, L.L.C., pursuant to which the Company agreed to sell all of its interests in the 237 Property for an aggregate purchase price of $372,000, subject to customary prorations and certain adjustments (the "237 Property Sale").

      On November 22, 1999, the Company consummated the 237 Property Sale and recognized a gain of $50,445. Net assets as of the date of sale were $293,814. The following represents the results of operations for the 237 Property for the period January 1, 1999 through November 21, 1999:

                  REVENUES:
                  Base rental income                $ 34,261
                  Lease termination income            25,855
                  Operating escalation income          9,357
                  Miscellaneous income                   495
                                                    --------

                  Total revenues                      69,968
                                                    --------

                  OPERATING EXPENSES:
                  Real estate taxes                    9,324
                  Operating and maintenance            2,300
                  Utilities                              572
                  Payroll                              1,539
                  Management fees                        635
                  Professional fees                      515
                  General and administrative             285
                  Depreciation and amortization        5,624
                                                    --------

                  Total operating expenses            20,794
                                                    --------

                  OTHER ITEMS:
                  Interest income                      1,100
                  Interest expense                   (11,801)
                                                    --------

                  Total other items                  (10,701)
                                                    --------

                  NET INCOME                        $ 38,473
                                                    ========

3.    REAL ESTATE TAX REFUNDS

      Tax certiorari proceedings have been settled with the City of New York for over-assessment of property taxes for the tax years ending June 30, 1991 through June 30, 1996 with respect to the 1290 Property. The Company received net proceeds of approximately $6,519 in December 2000 after payment of approximately $876 of fees and expenses incurred in connection with such proceedings. Of this amount, approximately $3,211 was expected to be reimbursed to tenants and was included in escrow deposits and restricted cash at December 31, 2000. During 2001, approximately $2,027 was reimbursed to tenants. The remaining balance to be reimbursed of approximately $1,184 is included in escrow deposits and restricted cash as of December 31, 2001. Such net proceeds were approximately $3,800 in excess of estimated net proceeds and are included in miscellaneous income in 2000.

METROPOLIS REALTY TRUST, INC.
AND SUBSIDIARIES

      Tax certiorari proceedings have been commenced which remain outstanding against the City of New York for over-assessment of property taxes for the tax years ending June 30, 1997 through June 30, 2001 with respect to the 1290 Property. The outcome of these proceedings cannot be presently estimated.

4.    MORTGAGE LOAN

      In December 1999, the 1290 Property Owning Partnership refinanced mortgage indebtedness secured by the 1290 Property of approximately $224,900,000 and obtained a $425,000 mortgage loan (the "1290 Mortgage Loan"). Interest on the 1290 Mortgage Loan is based on LIBOR plus 2% and requires interest only payments through maturity on January 2, 2003. The 1290 Property Owning Partnership has a one time right (subject to achieving certain conditions, including a debt service coverage ratio, loan to value ratio and the payment of a 25 basis point extension fee), at its option, to extend the maturity for a period of twelve months. The 1290 Mortgage Loan may be repaid in whole without penalty. The costs associated with securing the 1290 Mortgage Loan of approximately $12,916 are included in deferred financing costs and are amortized over the term of the 1290 Mortgage Loan as a component of interest expense. Unamortized costs associated with the prior mortgage indebtedness of approximately $2,307 were written off in 1999.

      The 1290 Property Owning Partnership and Morgan Stanley Derivative Products, Inc. entered into an Interest Rate Exchange Agreement effective December 13, 1999 (the "1290 Swap Agreement"). The 1290 Swap Agreement provides that the 1290 Property Owning Partnership will pay interest at an effective rate of 8.4995% per annum on the notional amount of $425,000. Management believes that the risk of incurring losses related to the credit risk is remote and that any losses would be immaterial.

      The 1290 Swap Agreement has been designated as a cash flow hedge and was deemed to be perfectly effective during 2001. As such, changes in the fair value of the 1290 Swap Agreement during the year ended December 31, 2001 have been reflected as other comprehensive loss in the accompanying statement of income and comprehensive loss. The difference between accrued interest expense calculated at the effective rate under the 1290 Swap Agreement and accrued interest expense calculated at the interest rate under the 1290 Mortgage Loan is recognized currently in earnings as interest.

      The maturity date of the 1290 Mortgage Loan and the termination date of the 1290 Swap Agreement are identical. The estimate of the cost to unwind the 1290 Swap Agreement is approximately $19,439 at December 31, 2001. The Company has no intention of unwinding the 1290 Swap Agreement. The Company estimates that approximately $18,254 of net derivative loss included in accumulated other comprehensive loss will be reclassified into earnings within the next 12 months.

5.    ACCOUNTS PAYABLE AND ACCRUED EXPENSES

      Accounts payable and accrued expenses as of December 31, 2001 and 2000 include property operating expenses payable and tenant claims against real estate tax proceeds.

6.    SUBORDINATED MINORITY INTEREST

      The Subordinated Minority Interest represented the 99% limited partnership interest that JMB/NYC Office Building Associates, L.P. owned of the Upper Tier LP which in turn owned a subordinated 4.95% limited partnership interest in the 1290 Property Owning Partnership (the "Subordinated Minority Interest"). On March 23, 2001, the Company exercised its right to acquire the Subordinated Minority Interest held by the Upper Tier LP for $1,400 in accordance with the Agreement of Limited Partnership of the 1290 Property Ownership Partnership.

METROPOLIS REALTY TRUST, INC.
AND SUBSIDIARIES

7.    STOCKHOLDERS' EQUITY

      The Company has the authority to issue 50,000,000 shares of common stock, par value $10 per share (the "Common Stock"), and 10,000,000 shares of Preferred Stock, par value $10 per share. On October 10, 2001, the classification of the Common Stock into two classes of Common Stock terminated pursuant to the terms of the Charter. All shares of Class A and Class B Common Stock were automatically converted into a single class of Class A Common Stock. As of December 31, 2001, there were 13,001,346 shares of the Company's Class A Common Stock issued and outstanding.

8.    STOCK PLAN AND REGISTRATION RIGHTS

      The Board of Directors of the Company adopted a Directors' Stock Plan effective October 10, 1996. Pursuant to the Stock Plan, the Board of Directors of the Company has the authority to issue to members of the Company's Board of Directors options to purchase, in the aggregate, 100,000 shares of Common Stock. On the Effective Date, the initial members of the Company's Board of Directors were granted options entitling each director to purchase an aggregate of 3,000 shares of Common Stock at an exercise price of $25 per share.

      Pursuant to the Stock Plan, each Director received 400 shares of Common Stock at the annual meetings in 1997, 1998 and 2000 in consideration for services rendered to the Company during such years. The value of such shares was based upon the most recent price at which shares of the Company's Common Stock were traded prior to such grant of shares and is included as an operating expense.

      As of December 31, 2001, there were outstanding options to acquire an aggregate of 3,000 shares of Common Stock at an exercise price of $12.50 per share.

      The Company has entered into a Registration Rights Agreement between the Company and certain holders of Common Stock. The Registration Rights Agreement permits such stockholders to demand, subject to certain conditions, that the Company register their Common Stock for sale and provides all of the Company's stockholders with the right to participate proportionally in any public offering of the Company's securities.

9.    RELATED PARTY TRANSACTIONS

      Sale of 237 Property/Refinancing of 1290 Property - John R. Klopp, a director, officer and stockholder of the Company, is employed by Capital Trust, Inc., the parent company of Victor Capital Group L.P. ("VCG"). VCG acted as one of the Company's representatives in connection with the sale of the 237 Property in November 1999. Pursuant to the terms of the retention agreement between VCG and the Company, VCG was paid a fee equal to $930 (0.25% of the total transaction value). In addition, VCG was paid approximately $1,594 by the Company in December 1999 as a fee in connection with the refinancing of the debt pertaining to the 1290 Property.

      Asset Management - The Company has entered into an Asset Management Agreement with a company ("Asset Manager") that is directly affiliated with two of Metropolis' stockholders. One of these stockholders is also a Director and Officer of the Company. The Asset Manager provides asset advisory, consultation and management services for the Company. Fees for such services are payable in arrears, at a rate of $25 per month. The Asset Management Agreement also provides for reimbursement for costs and expenses for contractors and professional fees, payable as incurred. Asset management fees incurred for the years ended December 31, 2001, 2000, and 1999 were approximately $300 each year.

METROPOLIS REALTY TRUST, INC.
AND SUBSIDIARIES

      Property Management - The Company has also entered into a Management and Leasing Agreement with a company ("Property Manager/Leasing Agent") that is an affiliate of a stockholder. The Property Manager/Leasing Agent managed, operated and provided all supervisory, management and leasing services for the 1290 Property for the years ended December 31, 2001, 2000 and 1999 and for the 237 Property for the year ended December 31, 1999. The Management and Leasing Agreement provides for a fee of 1.5% of gross revenues, payable monthly, and reimbursement for overhead and all reasonable out-of-pocket expenses incurred. The Management and Leasing Agreement also provides for leasing commissions to be calculated on a sliding scale percentage basis of the lease's base rent. Fees incurred under the Management and Leasing Agreement for the years ended December 31, 2001, 2000, and 1999 totaled approximately $2,071, $2,295, and $5,528, respectively.

      An affiliate of the Property Manager/Leasing Agent provided the cleaning services for the 1290 Property for the months January through February of 2001 and the years ended December 31, 2000 and 1999 and for the 237 Property for the year ended December 31, 1999. Fees incurred for cleaning services for the years ended December 31, 2001, 2000, and 1999 totaled $405, $2,499, and $3,680, respectively.

      REIT Management - The Company has entered into a REIT Management Agreement with the Property Manager/Leasing Agent ("REIT Manager"). The REIT Manager performs certain accounting, administrative and monitoring services. The REIT Management Agreement provides for compensation to the REIT Manager of a monthly fee and reimbursement of documented out-of-pocket expenses. Fees incurred under the REIT Management Agreement for the years ended December 31, 2001, 2000, and 1999 were $126, $137, and $125, respectively.

10.   LEASES

      Minimum future rents (excluding escalation rentals) due to the Company under noncancellable leases as of December 31, 2001 are as follows:

                       2002                         $  82,256
                       2003                            84,260
                       2004                            77,837
                       2005                            72,567
                       2006                            69,135
                       Thereafter                     360,736
                                                    ---------
                                                    $ 746,791
                                                    =========

METROPOLIS REALTY TRUST, INC.
AND SUBSIDIARIES

11.   QUARTERLY FINANCIAL INFORMATION (UNAUDITED)

                                              (In Thousands, Except Per Share Amounts)
                                                        Fiscal Quarters Ended

2001                                    1Q              2Q                3Q                4Q
------------------------------------------------------------------------------------------------------
Total revenues                        22,787           23,718            23,275            24,186
Net income                            13,604              344               120               257
Net income per share                 $  1.05          $  0.03           $  0.01           $  0.01
Net income per share assuming
    dilution                         $  1.05          $  0.03           $  0.01           $  0.01

2000                                    1Q              2Q                3Q                4Q
------------------------------------------------------------------------------------------------------
Total revenues                        21,875           23,777            22,495            27,171
Net income (loss)                        475            2,117             (315)             4,966
Net income (loss) per share          $  0.04          $  0.16           $(0.02)           $  0.38
Net income (loss) per share
    assuming dilution                $  0.04          $  0.16           $(0.02)           $  0.38

1999                                    1Q               2Q                3Q                4Q
------------------------------------------------------------------------------------------------------
Total revenues                        32,813           59,145            33,631            31,969
Net income                             8,772           35,126             5,532            57,903
Net income per share                 $  0.68          $  2.71           $  0.43           $  4.45
Net income per share assuming
    dilution                         $  0.68          $  2.70           $  0.43           $  4.45


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